AMENDED AND RESTATED SERVICE AGREEMENT

FOR SUBCONTRACTED SERVICES

JANUARY 1, 2023

AMENDED AND RESTATED SERVICE AGREEMENT

FOR SUBCONTRACTED SERVICES

This Amended and Restated Service Agreement (“Agreement”) is entered into as of the first day of January, 2023 (“Effective Date”) by and between Allianz Life Insurance Company of New York (“Company”) and Allianz Life Insurance Company of North America (“Servicer”), collectively referred to as the “Parties”.

WHEREAS, the Company and Servicer are affiliated with each other and are members of the same holding company system; and

WHEREAS, the Company and Servicer have executed a Service Agreement (the “Omnibus Service Agreement” – attached hereto as Exhibit A for reference purposes only) dated July 1, 2010, approved by the New York State Department of Financial Services (“NYDFS”) under its File No. 43052, pursuant to which Servicer provides certain services to Company as described in Schedule 1 annexed hereto;

WHEREAS, pursuant to paragraph two of the Omnibus Service Agreement, Servicer is permitted to subcontract services to a third party, subject to approval by the Company and the NYDFS;

WHEREAS, the Company and Servicer have executed a Service Agreement for Subcontracted Services dated January 5, 2011, which was approved by the NYDFS under its File No. 41484, pursuant to which Servicer is granted the right to subcontract the services described in Schedule 2 annexed hereto to Tata American International Corporation; and

WHEREAS, the Company and Servicer have executed an additional Service Agreement for Subcontracted Services dated January 1, 2012, which was approved by the NYDFS under its File No. 43052A, pursuant to which Servicer is granted the right to subcontract the services described in Schedule 3 annexed hereto to Long Term Care Group, Inc. dba Unavita; and

WHEREAS, the Company and Servicer have executed an Amended and Restated Service Agreement for Subcontracted Services dated July 1, 2020, which was approved by the NYDFS under its File No. 43052B, pursuant to which Schedules 1, 2, and 3 were restated and Servicer was granted the right to subcontract the services related to Call Center Operations described in Schedule 4 annexed hereto; and

WHEREAS, Servicer desires to subcontract certain additional services to an affiliated third party servicer, as provided below.

NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the Parties agree as follows:

1.  ADDITIONAL SUBCONTRACTED SERVICES. Servicer shall have the right to subcontract those services set forth on Schedule 5 annexed hereto to Allianz Technology of America, Inc. (“Subcontractor”). Servicer shall remain ultimately responsible to the Company for the performance of the Subcontracted Services by the Subcontractor in accordance with the terms of the Omnibus Service Agreement.

2.  INCORPORATION BY REFERENCE. The following provisions of the Omnibus Service Agreement are incorporated by reference into this agreement:

Second subparagraph of paragraph 1; and

Paragraphs 2 through 7, 9 through 27

Servicer shall require that the Subcontractor comply with paragraphs 3-8, 12-15, and 18 of the Omnibus Service Agreement as though the Company and the Subcontractor had a written agreement between themselves, it being the intent of the Parties that the Company not be prejudiced by Servicer’s subcontracting of the Subcontracted Services.

IN WITNESS WHEREOF, Company and Servicer have caused this agreement to be duly executed below as of the date set forth above.

ALLIANZ LIFE INSURANCE COMPANY OF NEW YORK
By:
Eric J. Thomes
Its:	President

ALLIANZ LIFE INSURANCE COMPANY OF NORTH AMERICA
By:
William E. Gaumond
Its:	Senior Vice President, Chief Financial Officer and Treasurer

SCHEDULE 1

Services Provided by Servicer to Company

Pursuant to the Omnibus Service Agreement (approved under NYDFS File No. 43052), Servicer provides the following services to Company (see Schedules 2, 3, 4, and 5 for services subcontracted by Servicer):

1.	Accounting services, including:

a.	Preparation and maintenance of books of account;

b.	Annual statement review and approval;

c.	Tax payment and planning services;

d.	Treasury services;

e.	Preparation of audit reports;

f.	Financial reporting to Board of Directors;

g.	Internal control monitoring;

h.	Budgeting and forecasting, approval of expenditures;

i.	Annual and quarterly statement preparation; and

j.	Preparation and maintenance of books for discontinued operations.

2.	Audit services;

3.	Actuarial, investment management, hedge design and execution, and risk management services;

4.	Agent recruitment, development, training, supervision, licensing, contracting and appointment, and compensation payment;

5.	Agency marketing and support services;

Administrative support services and systems support to assist Company in its agency marketing and distribution activities in New York State. Such support services may include agent recruitment and training support, the calculation of compensation to be paid by Company with respect to products sold by agents and agencies, and marketing and sales research and analysis.

6.	Reinsurance administration and management of life and long term care business;

7.	Claims services;

Assist Company by (i) processing, examining, investigating, paying, and administering claims and (ii) providing general claims advice.

Final decisions will be based upon guidelines and procedures established and approved by the Company from time to time and communicated in writing to Servicer by the Company, and (ii) the Company retains final approval authority on all claim payments. Payment of claims shall be made using the Company’s checks. In performing claim services for the Company pursuant to this agreement, Servicer shall obtain and maintain all necessary licenses and permits required in order to comply with applicable laws and regulations, including an Independent Adjuster’s License.

8.	Corporate communication and public relations services;

9.	Corporate Secretary functions;

Attendance at Board and Committee meetings and preparation of minutes, and all other corporate secretary functions.

10.	Data processing, computer, information and communications services, and systems support;

11.	General management and human resource services and administrative support;

12.	Legal services; regulatory compliance and filings;

13.	Mailing and supply services

14.	“Policy/contract owner” services;

Services and activities involving personal contact or communication with a policyholder or beneficiary, activities relating to policy loan applications and payments, surrender and withdrawal requests including computation of benefits payable, policy conversions, beneficiary changes, policy changes, requests for general information, preparation and mailing of disbursements, preparation and mailing of periodic reports and statements, dividend computations, premium payments, policy lapses, expires, nonforfeitures, reinstatements, consumer complaints, and other related policyholder services.

15.	Premium billing and collection services;

Billing, collection, deposits and other remittances from policyholders (including payments of principal or interest on policy/contract loans) and from any collection facility, including intermediaries and other persons or institutions that receive remittances with respect to the Company’s business.

With regard to the collection of premiums, deposits and other remittances from policyholders (including payment of principal or interest on policy loans), Servicer shall act in a fiduciary capacity with respect to such payments, hold such payments for the benefit of the Company, and after the required processing of such payments, will immediately deposit such payments in one or more bank accounts established in the name of the Company and subject to the control of officers of the Company.

16.	Product development; policy/contract form development and regulatory filing;

17.	Public relations;

18.	Record-keeping and retention;

19.	Sales, advertising and marketing promotion and marketing support services;

Sales and marketing assistance and services, including sales aids, rate guides, sales brochures, illustrations, solicitation materials and such other promotional and marketing materials, information, assistance and advice as shall assist the sales, public relations and advertising efforts of Company;

Creation and production of marketing material;

Advice with respect to issues regarding public relations, advertising, sales and marketing;

All advertising, sales and marketing material utilized by or on behalf of Company shall be subject to the prior approval of Company and Company shall maintain files of all such material in accordance with 11 NYCRR 215 (Insurance Regulation 34) and 11 NYCRR 219 (Insurance Regulation 34-A).

20.	Special Investigative Unit services;

21.	Training of Company staff; and

22.	Underwriting services;

Provide underwriting functions and services including but not limited to review and evaluation of applications for policies/contracts and amendments thereto, MIB review, medical review, review of rates, advice regarding issuance of policies and amendments and other related services.

With respect to any underwriting services that are provided to Company by Servicer, it is understood that: (i) Servicer shall provide such services in accordance with the underwriting guidelines and procedures of Company, and (ii) Company shall retail all final underwriting authority.

SCHEDULE 2

Servicer Subcontracted Services Provided to Company

Pursuant to a certain agreement dated January 5, 2011 (approved under NYDFS File No. 41484), Servicer is granted the right to subcontract the following non-core services to Tata American International Corporation (“TCS”):

1.  Fixed Annuity, Life, Long-Term Care and Variable Product Lines

a.	Underwriting

i.	Processes:

1.	Process Attending Physician Statements (APS)
2.	Perform requirements ordering from vendors
3.	Review applications for good order
4.	Perform routine suitability review
5.	Process premium application on contracts
6.	Perform policy cancels and declines
7.	Create mail packet for lab results to send to clients
8.	Create informals

b.	New Business Transfer & Exchange

i.	New Business:

1.	Key applications
2.	Review applications for good order
3.	Create contract printing including completion of secondary function for variable annuities
4.	Perform routine suitability review
5.	Process premium application on new contracts
6.	Issue the contracts on new business
7.	Review and receipt of all policy requirements
8.	Process policy cancellations
9.	Perform follow up for application amendments

ii.	Transfer and Exchange:

1.	Complete follow-up calls with the other companies on status of transfer/exchange
2.	Input follow-up information in the system
3.	Create written confirmations

c.	In-Force Block of Business and Money In

i.	Policy Administration

1.	Process non-financial policy changes
2.	Perform financial policy changes
3.	Process premium application to existing policies
4.	Perform account reconciliation

ii.	Non-Claim Money Out

1.	Process non-claim money out functions including: full and partial surrenders, annuitizations, loans, free withdrawals, and required minimum distributions.
2.	Support and process conservation efforts
3.	Perform account reconciliation
4.	Administer Wires/ACH payments
5.	Process administration functions associated with policies in payout

d.	Claims

i.	Processes subcontracted:

1.	Create claim packet
2.	Perform standard processing
3.	Subject to Section 4(b) below, process and pay annuity claims
4.	Perform follow-ups and due diligence on missing requirements or non-responsive beneficiaries by letter

e.	Enterprise Producer Services

i.	Agent Licensing

1.	Perform new producer contracting and appointments
2.	Perform standard producer maintenance requests
3.	Perform background checks, verifying appointments
4.	Process producer renewals, transfers and terminations
5.	Process maintenance transactions for new and existing producers

ii.	Commissions

1.	Process commissions
2.	Process chargebacks
3.	Process adjustments

f.	Indexing

i.	Processes

1.	Perform indexing of documents

2.  Variable Product Line

With respect to the Variable product line, TCS shall perform the services specified in Section 1 and the following:

a.	B300 (closed variable life block and some immediate annuities)

i.	Processes

1.	Perform all processing other than those functions identified as “core” functions by Servicer. Such processing requirements shall be documented in the Policy and Procedures Manual.

3.  Closed Blocks of Business

a.

TCS shall perform for Servicer all administrative functions for the three blocks of business listed in the following table. Servicer will retain responsibility for answering and processing the phone calls for the group conversion policies (592 policies) and TCS, unless otherwise directed by Servicer, will answer and process phone calls for the remaining Closed Blocks of Business.

Type	Description
Whole life and annuities (pass through whole life and annuities products – some written as group products).	Closed to new sales in 1992. Modco Reinsurance Agreement, YRT Agreement, Administrative Services Agreement. Must give 2 year written termination notice on Admin Service Agreement
Immediate Variable Annuities	Acquired 4/07 with the purchase of a shell co (now Allianz Life & Annuity Co.)
Whole life insurance policies that were converted from group policies to individual policies	The Company’s administration was handled manually in-house by Servicer with no administrative system.

4. Retained Functions

a.

The Parties acknowledge that Servicer will retain responsibility for certain functions that are closely associated or may be integrated with TCS’s performance of the services. Accordingly, TCS shall develop, subject to Servicer’s approval, process maps for inclusion in the Policy and Procedures Manual that depict the interaction of such retained functions with the services.

b.	Allianz Life Insurance Company of North America retains the responsibilities with respect to the payment processes contemplated in the processes described in Section 1(a) through 1(f).

SCHEDULE 3

Servicer Subcontracted Services Provided to Company

Pursuant to a certain agreement dated January 1, 2012 (approved under NYDFS File No. 43052A), Servicer is granted the right to subcontract the following services to Long Term Care Group, Inc. dba Unavita (“LTCG”) with respect to long term care policies written by the Company known as “Generation Protector II”, Policy form 11-P-Q-NY:

I.	CLAIMS ADMINISTRATION

1.	Receive new claims requests

2.	Provide claims forms, instructions, and such other forms to claimants and/or their legal representatives, as Servicer requires or requests and mail this information.

3.	Review completed forms and supporting documentation

4.	Determine whether or not coverage was in-force at time of loss

5.	Evaluate each claim and determine disposition according to

i.	The terms of the policy

ii.	Guidelines established by Servicer and LTCG

iii.	The scope of LTCG’s authority set forth in the agreement between Servicer and LTCG

iv.	Requirements of applicable state “Fair Claims Practices Act”

6.	Perform on-site assessment as appropriate, or as Servicer requests or requires

7.	Inform the Policy Holder of the benefit determination, supply supporting documentation as per requirements document and applicable laws

8.	Process claims for payment of claims that are eligible for benefits

9.	Review requests to reconsider a “denied” claims decision or pay claim if initial decision is reversed.

10.	Perform “re-assessments” as appropriate and necessary

11.

Prepare and distribute LTC 1099 forms annually to all claimants and to other recipients of long term care benefit payments (e.g. providers of care to whom benefits were assigned by the claimant) receiving benefits in each calendar year.

12.	Claims Assessment Services Descriptions

i.	Benefit Eligibility Assessment: The Benefit Eligibility Assessment is an in-depth medical and environmental assessment of claimant information, including basic information on a claimant’s functional and cognitive status.

ii.	Facility Assessment: the Facility Assessment is used to determine if a facility meets policy definitions. The Facility Evaluations are provided for the specific level of care being considered. No claimant assessment information is included in a facility evaluation.

II.	CARE MANAGEMENT

After a Policy Holder submitting a claim has been determined to be eligible for benefits:

1.	The Care Advisor, Care Manager or Claim Coordinator will develop an initial Plan of Care in coordination with the claimant.

2.	LTCG will provide a copy of the initial Plan of Care to the claimant.

3.	Assist the claimant in implementing the Plan of Care, including providing the claimant with information concerning care providers in the claimant’s geographic area.

4.

Provide ongoing monitoring, including monitoring the claimant’s health status, periodic review of the Plan of Care, responding to telephone calls from the claimant and the claimant’s legal representatives and making changes in the ongoing Plan of Care as appropriate.

III.	REPORTING SERVICES

LTCG will furnish monthly reports to Servicer on or before the tenth (10th) business day of each calendar month with respect to the services provided during the preceding calendar month. All other reports and services will be provided as indicated.

1.	Monthly “Claims” reports, which will at minimum show, claims paid during that month, and claims decisions pending as well as:

i.	Service Type by Vendor

ii.	Claim-Acknowledgement Turnaround Time

iii.	Claims Paid by Process Time Detail

iv.	Payments by Age and Service Type

v.	Claims Paid

vi.	New Request for Benefit Eligibility and Total Claimants

vii.	Claims-Paid Activity Report

2.	Monthly “Customer Service” reports, showing as follows:

i.	Customer Service Request Summary

ii.	Customer Service Performance

iii.	Attachment F Performance Standards Results

3.	Monthly “Administrative Fees” reports, showing as follows:

i.	Claims TPA Report

4.	LTCG will cause the Bank, used by it for Accounts relating to this Agreement, to forward Servicer a copy of any monthly, quarterly, or annual statement of account the Bank furnishes to the LTCG.

5.	LTCG will provide Servicer with reconciled bank statements twenty (20) business days after receipt of bank statements.

6.

Within ten (10) business days after the end of each calendar quarter, LTCG will furnish Servicer necessary information, excluding reserves, for the Servicer to prepare required state, statutory, and GAAP financial statements.

7.	Within twenty (20) business days after the end of each calendar year, LTCG will furnish Servicer necessary information, excluding reserves, required to complete federal tax financial statements.

8.

LTCG will provide Servicer’s reinsurer if any, within ten (10) business days after the end of each month, with copies of any of the reports listed above as required by Servicer’s reinsurance agreement.

9.

Servicer will maintain internal controls over financial reporting in conjunction with its parent’s (Allianz S.E.) Comprehensive Control Concept and the NAIC’s Model Audit Rule standards, in each case in accordance with the requirements documents adopted by the parties. These standards impose responsibilities for:

auditing, quality control, business ethics, integrity of record keeping, testing, records management systems, and regulatory reporting. LTCG will provide reports on or access to information and processes as requested by Servicer to support Servicer’s obligations with respect to these controls.

10.	LTCG will provide a SOC 1 report that covers processes and controls that pertain to the services.

SCHEDULE 4

Servicer Subcontracted Services Provided to Company

Pursuant to a certain agreement dated July 1, 2020 (approved under NYDFS File No. 43052B), Servicer is granted the right to subcontract the following services to Allianz Technology of America, Inc.:

1.	Initial setup of an off-shore business contact center for Company for outsourcing of contact center services, including:

a.	Project labor;

b.	Installation and setup costs for workplace, network, telephony and customer contact center; and

c.	Operational resources including recruiting and hiring a staff seed team to provide training for successful transition of contact center services to off-shore location;

2.	Provision of transition services to enable contact center services to be provided from the new off-shore contact center.

3.	Upon completion of setup and transition, provision of ongoing contact center services for the following lines of business:

a.	Life and long term care insurance;

b.	Fixed annuities and reception; and

c.	Variable annuities.

4.	Ongoing contact center services shall include:

a.	Providing and maintaining the necessary information technology and connectivity infrastructure to facilitate delivery of contact center services;

b.	Handling inbound calls on behalf of Company, including call handling as well as normal and customary support functions, for the purpose of answering and resolving customer product calls;

c.	Acquiring and maintaining hardware supplies, utilities, facilities and staff for the provision of services;

d.	Hiring and training new, replacement and seasonal staff;

e.	Call volume forecasting;

f.	Maintaining an entity recovery plan in the event of minor disruptions; and

g.	Utilizing reporting tools to capture required services measurements and performance levels.

SCHEDULE 5

Servicer Subcontracted Services Provided to Company

Pursuant to a certain agreement dated January 1, 2023 (approved under NYDFS File No.     ), Servicer is granted the right to subcontract the following services to Allianz Technology of America, Inc.:

1.

In addition to the Services provided specific to Call Center Operations in Schedule 4 of the Amended and Restated Service Agreement, all other information technology requirements of Company, including:

a.	Information Technology infrastructure, architecture, operation, maintenance and support;

b.	Data Center operation, maintenance, security, incident monitoring and disaster recovery;

c.	Software application procurement, development, quality assurance testing, and decommissioning;

d.	Hardware procurement, installation, setup, maintenance, and decommissioning for workplace, network, and telephony needs;

Labor to support the above information technology supply requirements.

EXHIBIT A

OMNIBUS SERVICE AGREEMENT

JULY 1, 2010